UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 8, 2016

TEARLAB CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9980 Huennekens St., Ste 100

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 455-6006

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 8, 2016, Tearlab Corporation (the “Company”) received notice (the “Notice”) from The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Company did not satisfy Nasdaq Listing Rule 5550(b)(2), insofar as the Company’s market value of listed securities (“MVLS”) had closed below $35 million for the previous 30 consecutive business days. The Notice has no immediate effect on the Company’s listing or trading of the Company’s common stock on Nasdaq.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company was granted a 180-calendar day grace period within which to regain compliance with the MVLS requirement, through May 8, 2017. To evidence compliance with the MVLS requirement, the Company’s MVLS must close at $35 million or more for a minimum of 10 consecutive business days during the 180-calendar day compliance period.

The Company previously disclosed that it was not in compliance with Nasdaq’s $1.00 bid price requirement, as more fully discussed in the Company’s Current Report on Form 8-K as filed on September 16, 2016. The Company requested a hearing before a Nasdaq Hearings Panel to address the bid price deficiency, at which hearing the Company requested an extension to regain compliance with the bid price requirement. At that hearing, the Company also presented its plan to regain compliance with the MVLS requirement on or before the expiration of the compliance period on May 8, 2017. There can be no assurance that the Company will be able to regain compliance with the minimum bid price or MLVS requirement, or will otherwise be in compliance with other NASDAQ listing criteria.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ Wes Brazell
Wes Brazell Chief Financial Officer

Date: November 14, 2016